Exhibit 99.1

Janice Chaffin Joins IGT’s Board of Directors

(Las Vegas – Sept. 29, 2010) - International Game Technology (NYSE: IGT) announced today the election of Janice Chaffin to the Company’s Board of Directors.

Chaffin is group president for Symantec Corporation’s Consumer Business Unit, and has held the position since 2007.

“It is a pleasure to welcome such an accomplished business leader to our board,” said Patti Hart, IGT President and CEO. “Janice’s deep knowledge and understanding of managing engineering, sales, marketing, strategy and business development teams will be an asset to the IGT Board and compliments the cross-functional team environment at IGT. Her global expertise in marketing products to the consumer will help IGT in numerous key objectives as we explore and expand new ways to engage with both our operators and players.”

Prior to her current position, Chaffin fulfilled management roles at Symantec, including executive vice president and chief marketing officer from 2006 to 2007; and senior vice president and chief marketing officer from 2003 to 2006. From 1981 to 2003, Chaffin held a number of marketing and business management positions at Hewlett Packard Company including vice president enterprise group marketing and solutions.

"I'm delighted to serve on the IGT Board of Directors," said Janice Chaffin, Symantec Corporations’ Consumer Business Units Group President. "I look forward to offering my perspective to help guide IGT’s strategic direction, a company that shares Symantec’s commitment to delivering the industry’s best customer experience with world-class products."

Chaffin graduated summa cum laude from the University of California, San Diego, and earned a master’s in business administration from the University of California, Los Angeles.

About IGT
International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide. More information about IGT is available at www.IGT.com.

Contact:
Jaclyn March
IGT Public Relations
775-448-8377
Jaclyn.March@IGT.com